EXHIBIT 10.31

DEVELOPMENT AGREEMENT

between

The Cowlitz Indian Tribe

and

Salishan-Mohegan, LLC

Dated as of September 21, 2004

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8.2	Limited Waiver of Sovereign Immunity; Disputes and Remedies; Dispute Resolution.	24
8.3	Defense	26
8.4	Indemnity.	26
8.5	Limitation of Liability	27
8.6	Tribe’s Rights upon Developer’s Default or Breach	27

ARTICLE 9. MISCELLANEOUS PROVISIONS		27

9.1	Government Savings Clause	27
9.2	Third-Party Beneficiary	27
9.3	Authorization	28
9.4	Relationship	28
9.5	Notices	28
9.6	No Waiver	28
9.7	Governing Law	28
9.8	Successors and Assigns	28
9.9	Article and Section Headings; Interpretation of Agreement	28
9.10	Parties in Interest	29
9.11	Severability	29
9.12	Exhibits	29
9.13	Entire Agreement	29
9.14	Counterparts	29
9.15	Reasonableness; Duty of Good Faith.	29
9.16	Enforceability Opinion	29
9.17	Other Relationships, Disclosure of Certain Transactions, Future Projects	29
9.18	Statute of Limitations	30
9.19	Tribe Representative	30
9.20	Confidentiality	30
9.21	Affiliate Contracts	31
9.22	Force Majeure	31
9.23	Survival	31

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DEVELOPMENT AGREEMENT

This Development Agreement has been entered into as of September 21, 2004 (the “Effective Date”) by and between the Cowlitz Indian Tribe, a federally recognized Indian tribe (the “Tribe”), and Salishan-Mohegan, LLC, a Washington limited liability company (the “Developer”).

RECITALS

A. The Tribe is a federally recognized Indian tribe and intends to acquire certain Property located in Clark County, Washington, which is more particularly described in Exhibit A attached hereto (the “Property”). On or about March 2, 2004, the Tribe filed an application with the United States Department of the Interior to accept the Property into trust for the Tribe for gaming purposes pursuant to 25 C.F.R. Part 151 and 25 U.S.C. § 2719.

B. Consistent with the Tribe’s goals and U.S. federal government policies of tribal self-sufficiency, the Tribe desires to negotiate and enter into a Tribal-State Compact with the State of Washington to permit Class III gaming at the Property and to seek approval of such compact by the Secretary of the Interior. In connection therewith, the Tribe desires to develop and improve the Property by building gaming facilities, together with restaurants, entertainment, retail establishment, parking facilities and other amenities on the Property.

C. The Tribe has determined that it would be in its best interest to retain Developer for the planning, designing, development, construction, furnishing and financing of the improvements to the Property while retaining for itself all proprietary interest in gaming and all other activities at the Property and proprietary control over Tribal lands.

D. Accordingly, the Tribe desires to retain, on an exclusive basis, the services of Developer to administer and oversee the planning, designing, development, construction, furnishing and financing of the desired improvements to the Property during the term of this Agreement, and Developer desires to so act, all in accordance with and otherwise subject to the provisions of this Agreement.

NOW, THEREFORE, in consideration of the payment of Ten Dollars ($10.00) and the mutual covenants, conditions and promises herein contained and other good and valuable consideration, the receipt and legal sufficiency of which are expressly acknowledged, the Tribe and Developer hereby agree as follows:

ARTICLE 1. DEFINITIONS

1.1 Defined Terms. The following terms shall have the meanings hereinafter set forth, except as otherwise expressly provided or unless the context otherwise requires:

“Acquisition Budget” shall have the meaning set forth in Section 2.5(a).

“Advances Rate” shall have the meaning set forth in Section 5.1(a).

“Affiliate” and words of similar import shall mean, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the specified Person. For the purpose of this definition, “control” means the ability to directly or indirectly, by voting securities, partnership or member interests, contract or otherwise, direct or cause the direction of the policies or management of the specified Person.

“Agreement” shall mean this Development Agreement together with all exhibits hereto, as the same may hereinafter be amended, supplemented, restated or replaced from time to time.

“Approved Concept Program” shall have the meaning set forth in Section 2.4(a).

“Approved Facility Budget” shall have the meaning set forth in Section 2.5(a).

“Approved Plan” shall mean the Approved Facility Budget and the Approved Concept Program for the Property as described in Sections 2.4 and 2.5 as the same may be modified pursuant to Sections 2.4 and 2.5.

“Approved Plans and Specifications” shall have the meaning set forth in Section 2.6.

“Architect” shall have the meaning set forth in Section 2.3(a).

“Architect Agreement” shall have the meaning set forth in Section 2.3(a).

“Board” shall mean the Development Board.

“Bureau of Indian Affairs” or “BIA” shall mean the Bureau of Indian Affairs under the Department of the Interior of the United States of America.

“Cash Flow From Operations” shall have the definition ascribed to it in the Management Agreement.

“Compact” shall mean the Tribal-State compact (as defined in IGRA), and any amendments or modifications thereto, entered into between the Tribe and the State of Washington and approved by the Secretary of the Interior to govern Gaming on the Property pursuant to IGRA, or such other compact or instrument as may be substituted for such Tribal-State compact under IGRA so long as such other compact or instrument complies with the laws of the United States and the State of Washington or such other superseding laws that apply to Gaming at the Property.

“Competitive Facility” shall mean any Gaming operation that is located within 150 miles of the Property, whether existing or proposed to be opened at any time during the term of the Agreement, that is owned, leased and/or operated by the Tribe or Developer or an Affiliate of the Tribe or Developer.

“Concept Program” shall have the meaning set forth in Section 2.4(a).

“Confidential Information” shall have the meaning set forth in Section 9.20.

“Construction Agreement” shall have the meaning set forth in Section 3.2.

“Construction Budget” shall have the meaning set forth in Section 2.5(a).

“Consultants” shall have the meaning set forth in Section 2.1(a).

“Design Budget” shall have the meaning set forth in Section 2.5(a).

“Design Build Contract” shall have the meaning set forth in Section 2.3(b).

“Design Build Contractor” shall have the meaning set forth in Section 2.3(b).

“Develop” and words of similar import such as “Development” shall mean any activity involved in administering and overseeing the planning, design, construction, equipping, furnishing and financing of any improvements to the Property undertaken between the Effective Date and the end of the term of the Management Agreement.

“Developer” shall mean Salishan-Mohegan, LLC, a Washington limited liability company, together with its permitted successors and assigns.

“Development Board” or “Board” shall mean the committee established pursuant to Section 2.2 hereof.

“Development Fees” shall have the meaning set forth in Section 5.4.

“Effective Date” means the date set forth in the opening paragraph of this Agreement.

“Exclusive Period” shall have the meaning set forth in Section 2.1(a).

“Facilities” shall mean the buildings, improvements, furnishings, fixtures and equipment, now or hereafter located on the Property as part of the Project or infrastructure located on the Property in support of the Project and constructed, acquired or added as part of the Project.

“Facility Budget” shall have the meaning set forth in Section 2.5(a).

“FF&E Budget” shall have the meaning set forth in Section 2.5(a).

“Financing” shall have the meaning set forth in Section 5.3 of this Agreement.

“Force Majeure Event” shall have the meaning set forth in Section 9.22.

“Gaming” shall mean any and all activities that is or was defined as Class II or Class III Gaming under IGRA and any gaming activity authorized under any Compact.

“General Contractor” shall have the meaning set forth in Section 3.1.

“IGRA” shall mean the Indian Gaming Regulatory Act of 1988, PL 100-497; 25 U.S.C. §§ 2701 et seq. as it may, from time to time, be amended.

“Intergovernmental Agreement” or “Memorandum of Understanding” shall have the meaning set forth in Section 2.1(f).

“Interim Advances” shall have the meaning set forth in Section 5.1(a).

“Legal Requirements” shall mean singularly and collectively, any Compact, IGRA, all Tribal Ordinances, including, without limitation, any Tribal Gaming Ordinance, and all other applicable federal, state and tribal laws, rules and regulations.

“Management Agreement” shall mean that certain Management Agreement between the Tribe and Manager dated                     .

“Manager” shall mean Salishan-Mohegan, LLC, a Washington limited liability company, together with its permitted successors and assigns.

“Material Budget Amendment” shall have the meaning set forth in Section 2.5(b).

“Material Concept Amendment” shall have the meaning set forth in Section 2.4(b).

“Material Specifications Amendment” shall have the meaning set forth in Section 2.6(b).

“Minimum Monthly Payment” shall have the meaning ascribed to it in the Management Agreement.

“NEPA” shall have the meaning set forth in Section 2.7(a).

“Open to the Public,” “First Open to the Public,” “Opening Date” or “Commencement of Operations” shall mean the date upon which all material components of the Project as contemplated by the Approved Plans and Specifications are placed in service and substantially all of the Facilities to be initially developed are open for business.

“National Indian Gaming Commission” or “NIGC” shall mean the commission established pursuant to 25 U.S.C. § 2704.

“Non-Tribal Governmental Approvals” shall have the meaning set forth in Section 6.4(a).

“Option” shall have the meaning set forth in Section 2.8(a).

“Optional Advances” shall have the meaning set forth in Section 5.1(e).

“Parties” shall mean the Tribe and the Developer, together with their permitted successors and assigns.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plans and Specifications” shall have the meaning set forth in Section 2.6(b).

“Pre-Financing Budget” shall have the meaning set forth in Section 2.1(k).

“Pre-Financing Expenses” shall have the meaning set forth in Section 5.1(d).

“Pre-Financing Goals” shall mean the Tribe or the Developer entering into a binding agreement for the acquisition of the Property, approval of the application and other prerequisites for having the Property Taken into Trust by the United States of America for the benefit of the Tribe, the Tribe entering into the Compact, and obtaining firm and enforceable commitments for the Financing.

“Pre-Financing Phase” shall mean the period of time that starts on the Effective Date and ends when the Financing has been closed and funds are available therefrom to the Tribe to permit completion of the Project.

“Priority Payment” shall mean a payment made from Cash Flow From Operations after the Minimum Monthly Payment is made and before any other payments or distributions from Cash Flow From Operations are made including, without limitation, additional distributions or payments to the Tribe and management and consulting fees and expenses payable or reimbursable to a third party.

“Professionals” shall have the meaning set forth in Section 2.3(c).

“Project” shall mean all commercial enterprises, existing at any time on or after the Effective Date on the Property including, without limitation, all Gaming and all related and ancillary commercial activities in support of any such commercial enterprises.

“Project Costs” shall mean the sum of: (1) all so-called “hard” and “soft” costs incurred in acquiring the Property and realizing all governmental approvals and conditions necessary for Project purposes, including Gaming and having the Property Taken into Trust, and planning, developing, designing, constructing, equipping and furnishing any part of the Project, including, without limitation, all Pre-Financing Expenses; and (2) all financing fees and expenses including, without limitation, interest payments and any scheduled principal payments on debt incurred to pay the foregoing Project Costs.

Project Costs shall not include any expenditures for or on behalf of any candidate for public office or expenditures in connection with the support or defeat of any ballot initiative or referendum.

“Property” shall mean the land located in Clark County, Washington, more fully described in Exhibit A attached hereto, which is acquired by the Tribe pursuant to Section 2.8 and Taken into Trust or any additional or alternative property Taken into Trust for the Tribe for the purpose of Gaming to be developed by Developer under this Agreement.

“Recoverable Legal Fees” shall have the meaning set forth in Section 5.1(d).

“Taken into Trust” or words of similar import shall have the meaning set forth in Section 2.8(d).

“Tribal Advance” shall have the meaning set forth in Section 5.2.

“Tribal Gaming Ordinances” shall mean all Tribal Ordinances related to or concerning Gaming.

“Tribal Ordinances” shall mean all applicable laws, rules and regulations of the Tribe.

“Tribe” means the Cowlitz Indian Tribe, a federally recognized Indian Tribe, together with its permitted successors and assigns.

“Uniform Building Codes” mean the Uniform Building Code (1997 ed.) of the International Conference of Building Officials, the Uniform Mechanical Code, (1997 ed.) of the International Association of Plumbing and Mechanical Officials, the Universal Plumbing Code (1997 ed.) of the International Association of Plumbing and Mechanical Officials, the UFC Uniform Fire Code (1997 ed.), and the NEC National Electrical Code (1993 ed.).

“Wall Street Journal Prime Rate” means the highest prime rate published daily in the “Money Rates” section of The Wall Street Journal.

1.2 Accounting Terms. Unless otherwise indicated, all accounting terms (whether or not such terms are indicated with initial capital letters) shall have their respective meanings in accordance with GAAP, consistently applied.

1.3 Recitals. The recitals set forth above are true and correct and are incorporated herein by reference.

ARTICLE 2. APPOINTMENT OF DEVELOPER; DEVELOPMENT BOARD; PROJECT DESIGN;

ACQUISITION OF PROPERTY

2.1	Appointment of Developer; Exclusive Rights of Development.

(a) Pursuant to the terms of this Agreement, the Tribe hereby appoints Developer as its agent and grants to Developer the exclusive right to (i) carry out any and all activities that are necessary in order to Develop the Project, including, without limitation, facilitating the Tribe’s acquisition of the Property and facilitating the Taking into Trust of the Property; and (ii) administer and oversee the planning, design, Development, construction, furnishing, equipping and Financing of any improvements to the Property, between the Effective Date and end of the term of the Management Agreement, unless this Agreement is earlier terminated as provided for at Section 8.1(a) (the “Exclusive Period”). Subject to the other provisions of this Agreement, Developer’s services shall include advancing funds to retain accountants, attorneys, government, public and media relations professionals and other consultants (the “Consultants”) experienced in accomplishing items included in the Pre-Financing Goals, which advances shall be part of the

“Interim Advances”. Agreements with such Consultants shall be between those Persons and the Tribe provided that Developer’s prior contracts with the non-attorney Consultants listed in Exhibit B are hereby approved by the Tribe. Notwithstanding the foregoing, Developer may select and retain one or more law firms to assist it in carrying out its responsibilities under this Agreement which firms shall serve solely as Developer’s attorneys in connection with this Project. During the Exclusive Period, the Tribe and the Affiliates of the Tribe shall not directly or indirectly designate or appoint (or cause to be designated or appointed) any other Person to act as a developer with respect to the Project and shall not directly or indirectly Develop or act as a developer with respect to the Project except where allowed by the express provisions of this Agreement. In addition, during the Exclusive Period, the Tribe, on the one hand, and Developer, on the other hand, shall not directly or indirectly build, develop or own any Competitive Facilities or hold any interest in any Competitive Facilities except as hereafter agreed by the Parties in writing.

(b) Developer recognizes that the Tribe is entering into this Agreement based on the experience and qualifications of its members. The Tribe acknowledges that it has had the opportunity and has made due inquiry to its satisfaction as to the experience and qualifications of the Developer’s members and that it is not relying upon any representations as to the knowledge and experience of any other employee, agent or consultant of Developer or its Consultants in entering into this Agreement.

(c) The Tribe recognizes that the Developer is entering into this Agreement based on the representations of the Tribe as to the Tribe’s historic ties and claims to land in Clark County, Washington, as described in Exhibit C. The Tribe represents and warrants that such Exhibit is accurate and complete. The Developer acknowledges that it is not relying on any representations as to the Tribe’s historic ties and claims to land in Clark County which are not set out in such Exhibit.

(d) The Parties shall act in good faith and fair dealing in carrying out their respective obligations and agree to use commercially reasonable efforts and to devote such time and effort as may be commercially reasonable to perform their obligations under this Agreement. Without limiting the foregoing, Developer shall keep the Board apprised on a current basis of any material information about the Developer’s progress in performing its services hereunder. The Tribe, on the one hand, and Developer, on the other hand, shall keep the Board informed of any material information about the Project that comes into its possession.

(e) The Tribe will negotiate with the State of Washington the Compact with the assistance of Developer, and shall keep Developer apprised on a current basis of any material developments in connection with such Compact negotiations. The Tribe shall seek Developer’s input and assistance in all Compact negotiations that relate to the Project. Developer further acknowledges that: (i) the Compact may require the Tribe to agree to terms that could directly impact other Tribal governmental interests and concerns, including but not limited to matters not related to the Project; and (ii) it is of utmost importance for the Tribe that the Tribe’s sovereignty and governmental integrity be protected, and any decision by the Tribe, with respect to the proposed Compact, despite business or Project implications, must and shall be subject to the Tribe’s sole discretion, provided that, in the event that the Developer determines, in its sole discretion, that any such terms of the Compact will have a material adverse effect on its interests under this Agreement, then the Development Fee provided for herein shall be equitably adjusted, or this Agreement shall be otherwise modified, as the Parties shall agree and, in the event that the Parties are unable to reach agreement with respect to any such equitable adjustment or modification, the matter shall be resolved by binding arbitration in accordance with Section 8.2(d), below. The Developer specifically acknowledges an understanding and awareness of the scope and nature of gaming allowed by compact in the State of Washington as of the date of this Agreement.

(f) The Parties acknowledge that a requirement to obtain state or federal approval of the Project may be that the Tribe reach agreement or amend existing agreements with county and local governmental units with respect to the impact of the Project on the local community and related issues (an “Intergovernmental Agreement” or “Memorandum of Understanding”) as well as with the State of Washington under the terms of the Compact. The Tribe shall seek Developer’s input and assistance in all such negotiations that relate to the Project. Developer acknowledges and agrees that the Tribe shall have sole discretion in the decision to agree or disagree with any local or state governmental proposal or demand, provided that, in the event that the Developer determines, in its sole discretion, that any such terms will have a material adverse effect on its interests under this Agreement, then the Development Fee provided for herein shall be equitably adjusted, or this Agreement shall be otherwise modified, as the Parties shall agree and, in the event that the Parties are unable to reach agreement with respect to any such equitable adjustment or modification, the matter shall be resolved by binding arbitration in accordance with Section 8.2(d), below. The Developer specifically acknowledges prior receipt and review of that certain Memorandum of Understanding between the Tribe and Clark County, a political subdivision of the State of Washington, dated February 10, 2004, and a supplemental Memorandum of Understanding between the same parties dated March 2, 2004.

(g) The Tribe hereby authorizes and appoints the Developer to be a limited representative of the Tribe in meetings and discussions with state, county and local governmental agencies and officials in connection with the Project (other than with respect to the Compact and the Intergovernmental Agreement, as described in Section 2.1(e) and (f)). Developer shall keep the Tribe apprised on a current basis with respect to such meetings or discussions and, where practicable, shall provide the Tribe with advance notice of such meetings or discussions and the opportunity to participate therein.

(h) The Tribe shall be the lead party in meetings and discussions with federal, state and local governmental agencies and officials in connection with the Project. The Tribe shall keep the Developer apprised on a current basis with respect to such meetings or discussions and, where practicable and advantageous to the accomplishment of the Pre-Financing Goals, shall provide the Developer with advance notice of such meetings or discussions and the opportunity to participate therein.

(i) In acting as the Tribe’s agent or providing assistance to the Tribe under Sections 2.1(e) through (h), Developer shall not have the authority or power to bind the Tribe, and any agreement that binds or purports to bind the Tribe in respect of the Compact, any Intergovernmental Agreement, or any matter referenced in Section 2.1(g) or (h), shall be deemed to be outside the scope of any authority granted to Developer by the Tribe hereunder.

(j) Subject to the limitations and requirements on Developer set forth elsewhere in this Agreement including, without limitation, the provisions of Section 2.2 hereof, as exclusive developer of the Project, Developer shall have the full cooperation and fidelity of the Tribe and be responsible for assisting the Tribe in (i) procuring all federal, state, county and local governmental approvals necessary to Develop the Project; (ii) acquiring the Property as provided for at Section 2.8; (iii) administering and overseeing contracts with an Architect, Professionals, General Contractor, Design Build Contractor and/or Consultants; (iv) purchasing equipment, materials and supplies in connection with the Project; and (v) securing Financing for the Project. Developer shall have access to the Property in order to meet its obligations hereunder, oversee all on-site Persons employed in the construction and Development of the Project and shall have the right to provide access to the Property to the Architect, Professionals, General Contractor and/or Design Build Contractor. Developer shall keep the Board apprised of any material information in Developer’s possession that relates to the Pre-Financing Goals and the Development of the Project. The Tribe shall also keep the Board informed of any material information about the Pre-Financing Goals and the Property. Developer shall not undertake any Development activities otherwise required or allowed under this Agreement for which funding is not in place pursuant to (A) the Pre-Financing Budget and the funding therefor provided by the Parties pursuant to Section 5.1(a), (B) Financing which has been obtained pursuant to Section 5.3, or (C) such other funding as is hereafter provided pursuant to Sections 5.1(e) or 5.1(f), below, or by written agreement of the Parties.

(k) As promptly as practicable but in no event later than sixty (60) days after the Effective Date of this Agreement, the Developer, in consultation with the Development Board, shall prepare and submit to the Tribe a written plan of action and a budget for accomplishing the Pre-Financing Goals, which plan of action and budget shall specify, in reasonable detail, the timing and costs anticipated in order to accomplish the Pre-Financing Goals, and shall provide for monthly Interim Advances to the Tribe, as described in Section 5.1(d). Once such plan and budget have been approved by the Tribe, which approval shall not be unreasonably withheld, such plan and budget shall be the “Pre-Financing Budget,” and shall be followed by the Developer unless the Development Board agrees, in writing, to modify the Pre-Financing Budget and any additional funding required as a result of such modification has been secured pursuant to Sections 5.1(e) or 5.1(f), below, or by written agreement of the Parties. The written plan of action included in the Pre-Financing Budget shall include a schedule of milestones wherein specific Development activities of the Developer to be undertaken pursuant to this Agreement shall be sequenced and target dates set. Following approval of the Pre-Financing Budget, the Tribe and the Developer shall each fully cooperate to ensure, to the extent practicable, that such milestones are achieved on a timely basis.

(l) Except as otherwise provided for in this Agreement, the Tribe hereby covenants and agrees that, in the event the Property is acquired, the Tribe shall (i) take no action reasonably likely to cause the United States to refuse to accept the Property in trust or to cause the termination or failure of any such trust; (ii) not cause any lien, claim, encumbrance, or pledge to be filed against or otherwise encumber the Property except as approved by the United States and provided for by the terms of the Financing; and (iii) not cause any lien, claim, encumbrance or pledge to be filed against or otherwise encumber any of the revenues, cash flow or profits from any of the businesses on the Property, except as approved by the United States, if required, and provided for by the terms of the Financing.

2.2	Development Board.

(a) As of the Effective Date, the Tribe and Developer shall establish the Development Board. The Board shall have the rights, obligations and powers set forth in this Agreement. The Board shall be a committee consisting of six (6) representatives, four (4) of whom are appointed by the Tribe (“Tribal Representatives”) and two (2) of whom are appointed by Developer (“Developer Representatives”) provided that two (2) of the Tribal Representatives shall be voting members and two (2) of the Tribal Representatives shall be non-voting members, A non-voting Tribal Representative shall have the right to vote in place of a voting Tribal Representative upon written delegation by a voting Tribal Representative, but in no case shall the Tribal Representatives have an aggregate of more than two (2) votes. The Parties hereto acknowledge and agree that the initial voting Tribal Representatives shall be Lowell (Sonny) Bridges and William Iyall and the initial non-voting Tribal Representatives shall be Carolyn Medeiros and Carolee Morris. The Parties further acknowledge and agree that the initial Developer Representatives shall be David Barnett and Mark Brown. The Board shall elect a chair who shall exercise such authority and carry out such responsibilities in such capacity as the Board may from time to time determine. Either the Tribe or Developer may change its representatives to the Board at any time, provided that any such change complies with this Section 2.2, and that notice is provided to the other Parties in accordance with the provisions of Section 9.5. The Tribe and the Developer shall each be entitled to request and receive from the other Party reasonable evidence that the Person(s) designated by the other Party as members of the Board have been duly appointed. The Parties may invite individuals who do not sit on the Board to attend Board meetings, provided such individuals shall provide such assurances in writing regarding non-disclosure of Confidential Information as the Tribe or Developer may reasonably request; and such individuals shall not be regarded as members of the Board for purposes of this Agreement.

(b) The chair of the Board, subject to the concurrence of the Board, shall set meeting schedules for the Board in advance of each calendar quarter during the term hereof, at a frequency of at least one (1) meeting every month. Meetings may be in person or by telephone conference, but all members of the Board shall be given a reasonable opportunity to attend or otherwise participate in such meetings. In addition to the regularly scheduled meetings, any one (1) voting representative of the Board shall have authority to call a special meeting of the Board on seventy-two (72) hours advance written notice to the other representatives that comprise the Board on such date. In order to be effective, any action of the Board must be the result of a unanimous vote of all four (4) voting members of the Board taken at a duly scheduled or called meeting of the Board, or the written or electronic consent of all four (4) voting members of the Board (which written or electronic consent may be evidenced by facsimile or e-mail exchange between and among such members). The Parties hereby agree to ensure that their respective representatives to the Board shall cooperate fully and shall try to reach agreement or compromise on all matters before the Board. In the event such agreement cannot be reached, the applicable action shall be determined in the manner provided in Section 8.2. If a Member of the Board fails to vote in person or by written or electronic means on any matter presented for a vote at a duly scheduled or called meeting of the Board or within seventy-two (72) hours of such meeting, he or she shall be irrevocably deemed to have voted affirmatively with regard to such matter. The Board shall appoint an individual to act as recording secretary to keep minutes of each meeting of the Board. Such minutes for each meeting shall be reviewed and approved as the official minutes of the meeting at the next meeting of the Board. The original of the official minutes of Board meetings shall be retained by the recording secretary and copies thereof shall be made available to each member of the Board upon request.

(c) Either party may designate a proxy of its named representative to the Development Board to act in the absence of such member, provided that such designation shall be in writing by the authorized representative of such party and that notice of such designation shall be provided pursuant to Section 9.5. Such designee shall have the full power and authority to act, vote or consent on behalf of such member.

2.3	Employment of Architect or Design Builder and Other Professionals.

(a) At such time as is set out in the action plan included in the Pre-Financing Budget, and if and only if a Design Building Contractor is not utilized pursuant to Section 2.3(b), Developer shall select and present to the Board one (1) or more architects with demonstrated experience in designing and constructing Gaming facilities for the purposes of designing the Facilities and performing other services in connection with the construction and Development of the Project. If the Board is dissatisfied with the one or more architects presented to it for its consideration, it may require the Developer to select and present one or more additional architects for its consideration. The architect whom the Board selects shall be the “Architect” for purposes of this Agreement. The agreement with the Architect (the “Architect Agreement”) shall be prepared by Developer, in consultation with the Board and approved by the Board within sixty (60) days following the selection of the Architect. The Tribe shall enter into the Architect Agreement provided that the fees and expenses associated with the retention of the Architect shall be within the reasonable guidelines set by the Board. The Tribe shall assign to Developer its responsibilities under the agreement in order to allow Developer, on behalf of the Tribe, to administer and oversee such agreement.

(b) In place of an Architect (and a General Contractor), upon approval by the Development Board and as and when provided for in the action plan included in the Pre-Financing Budget, Developer may negotiate a Design Build Contract with a Design Build Contractor for the Project (the “Design Build Contract”). The Tribe shall enter into such Design Build Contract provided that (i) Developer shall have presented to the Board one (1) or more Design Build Contractors with demonstrated experience in designing and constructing Gaming facilities; (ii) the Board shall have selected one such Design Build Contractor as the “Design Build Contractor” under this Agreement; and (iii) the Board shall have approved the Design Build Contract for the selected

Design Build Contractor. If the Board is dissatisfied with the one or more Design Build Contractors presented to it for its consideration, it may require the Developer to select and present one (1) or more additional Design Build Contractors to it for its consideration. The Tribe shall assign to Developer its responsibilities under the Design Build Contract in order to allow Developer, on behalf of the Tribe, to administer and oversee the Design Build Contract.

(c) In addition to the Architect or Design Build Contractor, and as and when provided for in the Pre-Financing Budget, Developer shall present to the Board one (1) or more candidates for other required professionals, such as interior designers and consulting engineers. If the Board is dissatisfied with the one (1) or more candidates presented to it for its consideration, it may require the Developer to select and present one (1) or more additional candidates for its consideration. Those professionals which the Board selects for the Project shall be the “Professionals” under this Agreement. For each Professional selected by the Board, Developer shall negotiate with, and the Tribe shall enter into an agreement with such Professional. The Tribe shall assign to Developer its responsibilities under each of such agreements with each of such Professionals in order to allow Developer, on behalf of the Tribe, to administer such agreements.

(d) Notwithstanding the above, Developer shall not have the authority unless otherwise specifically granted by the Tribe in writing, to initiate any litigation, arbitration or other dispute resolution mechanism on behalf of the Tribe; settle any claim brought against the Tribe; or execute any release or other document which would serve to release or compromise any claim or rights of the Tribe. Developer’s powers with respect to the Architect Agreement, the Design Build Contract or any contract with a Professional, shall be subject to the oversight authority of the Board.

(e) The Tribe hereby agrees that the Tribe shall, in good faith, grant reasonable limited waivers of sovereign immunity to any party (including, without limitation, the Architect, any Design Build Contractor and any Professional) which contracts with the Tribe in connection with the Development of the Project; provided that no such waiver of sovereign immunity shall exceed the scope or limitation of the waiver of sovereign immunity contained in Section 8.2. The Tribe acknowledges that such waivers are necessary and agrees to provide the Architect, the Design Build Contractor or Professional, as the case may be, with a reasonable means of dispute resolution in a federal, state or commercial arbitration forum.

(f) Before approving an Architect, Design Build Contractor or Professional, the Board shall satisfy itself, as part of its due diligence, that the fees and expenses associated with such agreement are reasonable and are within the Pre-Financing Budget and have been funded. The Board shall also satisfy itself, before approving any such agreement, that there are no other legitimate business or legal reasons why the Tribe should not contract with the Architect, Design Build Contractor or Professional.

2.4	Concept Program.

(a) Within ten (10) days of the effective date of the Architect Agreement, or the Design Build Contract, as the case may be, the Tribe shall discuss with Developer the Tribe’s overall concept and design theme for the Facilities. Pursuant to such discussions, within ninety (90) days of such effective date, Developer shall, with the assistance of the Architect or the Design Build Contractor, as the case may be, prepare a plan (the “Concept Program”) for the design of the Facilities, including, but not limited to, a concept program which shall set forth Developer’s and the Tribe’s objectives, overall schedule requirements, major design criteria, design theme, general facility size, space requirements, amenities, special uses, special equipment and site requirements. The Concept Program shall be submitted to the Board for its approval and, once approved, shall not be subject to change except by action of the Board. Notwithstanding the foregoing, the Tribe or such Person(s) as the Tribe might designate (and not the Development Board) shall have final approval, in its sole discretion, of any design elements that reflect on the Tribe’s name, culture, reputation or the like. The Concept Program as last approved (as may from time to time be modified pursuant to this Section 2.4(a)) shall be referred to as the “Approved Concept Program.” The costs of preparing the Concept Program shall be included in the Pre-Financing Budget.

(b) Subject to the terms hereof, during the term of this Agreement, Developer shall review the Approved Concept Program and may revise the Approved Concept Program from time to time, as necessary, to reflect any unpredicted changes, changed circumstances or events or as necessary to balance the Approved Facility Budget for the Project or to provide that the Project Costs do not exceed the available Financing for the Project. Developer shall be allowed to make such modifications without approval of the Development Board, provided that Developer shall not make any such modification that, on a cumulative basis with other modifications previously made without the written approval of the Development Board (i) increases the Approved Facility Budget for the Project which may result in a Material Budget Amendment, (ii) changes the overall theme or brand name of the casino at the Property (other than as required due to termination of rights by a licensor or franchiser), or (iii) makes any change that would cause the Project to violate applicable laws or regulations (any of the foregoing clauses “i”, “ii” or “iii” constituting a “Material Concept Amendment”). The written consent of the Development Board shall be required to approve any proposed Material Concept Amendment. Developer shall give the Development Board prior written notice of any proposed Material Concept Amendment. Further, Developer shall not make any change to the Approved Concept Program that affects the Tribe’s name, culture, reputation or the like without the Tribe’s prior written consent, which consent may be withheld in the Tribe’s sole discretion. No less frequently than once a month at the regularly scheduled meeting of the Board, Developer shall provide to the Development Board a report which sets forth in reasonable detail any changes in the Approved Concept Program, the Approved Facility Budget and/or the Approved Plans and Specifications which, pursuant to the terms of this Agreement, do not constitute Material Concept Amendments, Material Budget Amendments or Material Specifications Amendments.

2.5	Acquisition, Design, Construction and FF&E Budgets.

(a) Within sixty (60) days of the Board’s approval of the Concept Program, Developer shall establish a preliminary budget for Property acquisition (the “Acquisition Budget”), a preliminary budget for design (the “Design Budget”), a preliminary budget for construction (the “Construction Budget”), and a preliminary budget for the furnishing and equipment (“FF&E Budget”) for the Project (the Design Budget, Construction Budget and FF&E Budget, collectively, shall be referred to as the “Facility Budget”). The Facility Budget shall be submitted to the Development Board for approval by a vote of its members in accordance with the provisions hereof. The Facility Budget as last approved by the Development Board and, as may be modified pursuant to this Section 2.5 for the Project, shall be referred to as the “Approved Facility Budget.”

(b) Subject to the terms of this Section 2.5(b), during the term of this Agreement, Developer shall periodically review the Approved Facility Budget for the Project and may revise the Approved Facility Budget from time to time, as necessary, to reflect any unpredicted or unforeseeable changes, variables or events or to include significant, additional, unanticipated items of expense. Developer shall be allowed to reallocate part or all of the amount budgeted with respect to any line item to another line item and to make such other modifications to the Approved Facility Budget as Developer deems necessary, unless such modifications, on a cumulative basis with other modifications previously made without the written approval of the Development Board, (i) increase the total amount of the original Approved Facility Budget by more than five percent (5%); (ii) result in a fundamental change in the Concept Program described in Section 2.4(a) above or the theme of the Project; or (iii) result in a decrease in the projected cash flow of the Project of five percent (5%) or more during the initial seven (7) years of operations (any of the foregoing clauses “i” through “iii” constituting a “Material Budget Amendment”). All proposed Material Budget Amendments shall require the written approval of the Board. Developer shall give the Board prior written notice of a proposed Material Budget Amendment.

(c) The Tribe acknowledges that the Approved Facility Budget is intended only to be a reasonable estimate of the Property acquisition, design, construction and furnishings and equipment costs of the Project. Developer shall not be deemed to have made any guarantee, warranty or representation whatsoever in connection with the Approved Facility Budget.

2.6	Schematic Design Documents and Plans and Specifications

(a) Based upon the Approved Concept Program and the Approved Facility Budget, Developer shall cause the Architect or the Design Build Contractor, as the case may be, to prepare schematic design documents consisting of drawings and other documents illustrating the scale and relationship of the proposed Facilities and its components. Developer shall also cause the Architect or the Design Build Contractor, as the case may be, to prepare for Developer’s review design development documents consisting of drawings and other documents to fix and describe the size and character of the Facilities as to architectural, structural, mechanical and electrical systems, materials and such other elements as may be appropriate. Further, the Architect or the Design Build Contractor, as the case may be, shall advise the Development Board regarding any preliminary estimates of construction costs. The costs of preparing the foregoing documents and cost estimates shall be included in the Pre-Financing Budget. In the event that more detailed design drawings are required in order to obtain Financing, Developer shall cause such documents to be prepared, provided that the cost thereof has been included in the Pre-Financing Budget or is otherwise funded pursuant to Sections 5.1(e) or 5.1(f), below, or by written agreement of the Parties.

(b) Based upon the design documents prepared pursuant to Section 2.6(a) above and the Approved Facility Budget and once Financing has become available for use by the Tribe, Developer shall cause the Architect or the Design Build Contractor, as the case may be, and other Professionals, if appropriate, to prepare construction documents consisting of detailed drawings, plans and specifications setting forth the detailed requirements for construction of the Facilities (collectively, the “Plans and Specifications”). The Plans and Specifications shall be submitted to the Board for approval by a vote of its members in accordance with the provisions hereof. The Plans and Specifications as last approved by the Board and, as may be modified pursuant to this Section 2.6 for the Project, shall be referred to as the “Approved Plans and Specifications”. During the term of this Agreement, Developer shall have the right to make modifications to the Approved Plans and Specifications without the prior written consent of the Development Board or the Tribe provided that such changes, on a cumulative basis with other changes previously made without the prior written consent of the Board, (i) are otherwise consistent with the Approved Concept Program; (ii) do not result in a Material Concept Amendment; (iii) do not result in a Material Budget Amendment; and (iv) are not then reasonably anticipated by Developer to decrease projected cash flow of the Project of five percent (5%) or more during the initial seven (7) years of operations. Any changes to the Plans and Specifications that, pursuant to the preceding sentence, must be approved by the Board are “Material Specifications Amendments” under this Agreement.

2.7	Compliance with Construction Standards, Environmental Laws and Regulations.

(a) The Parties shall cooperate to ensure that the Facilities are designed and constructed so as to adequately protect the environment and the public health and safety, including, without limitation, complying with applicable law. The design, construction and maintenance of the Facilities shall, except to the extent a particular requirement or requirements have been waived in writing by the Tribe, meet all minimum standards under the Compact and the Tribe’s ordinances, codes and regulations in existence on the date hereof and attached hereto as Exhibit D, any requirements imposed under the Intergovernmental Agreement and, to the extent not inconsistent with the same, all applicable Washington state or county building codes, fire codes and safety and traffic requirements that are applicable generally (but excluding planning, zoning and land use laws, ordinances, regulations and requirements) that would be imposed on the Facilities or Project by existing Washington or federal statutes or regulations that would be applicable if the

Facilities were located outside of the jurisdictional boundaries of the Tribe, even though those requirements may not apply within the Tribe’s jurisdictional boundaries; provided, however, that in no event shall building standards for the Facilities be less than the Uniform Building Codes. In addition, any mitigation steps specified in any environmental assessments or reviews conducted with respect to the Property on behalf of the Tribe or required under the National Environmental Policy Act (“NEPA”) shall be taken. The Tribe shall be responsible for and shall, if required by law, certify to appropriate governmental agencies its compliance with NEPA and all other applicable environmental laws and regulations. Nothing in this subsection shall grant to the State of Washington or any political subdivision thereof any jurisdiction (including, but not limited to, jurisdiction regarding zoning or land use) over the Property or the Development and management of the Project.

(b) As of the Effective Date, the Tribe hereby represents and warrants that there are no Tribal Ordinances including, without limitation, any ordinances or other rules or regulations of any Tribal Gaming Commission that would require the Developer to obtain any license, qualification or other Tribal governmental approval to act as Developer hereunder, or to perform all of Developer’s obligations hereunder (other than as set forth in Exhibit D).

2.8	Acquisition of Property.

(a) As one of the services to be performed hereunder by Developer, Developer agrees to assist the Tribe to acquire the Property. The Tribe acknowledges that the Developer has negotiated and entered into one or more options and agreements for the Property (collectively, the “Option”). The Developer shall assign the Option to the Tribe when Financing is obtained pursuant to Section 5.3 and as otherwise provided for at Section 2.8(d) below. The sales price and all purchase costs and expenses (including, without limitation, brokerage fees, legal fees, transfer taxes, documentary stamps, title charges, survey costs, due diligence costs and environmental review costs and other lending, transaction, interest and similar costs and fees incurred or to be incurred in connection with the exercise of the Option and the acquisition of the Property) shall be paid by the Tribe, through proceeds of the Financing. However, prior to when Financing funds become available for use by the Tribe, survey, environmental review and other due diligence costs, and any other amounts which, pursuant to the terms of the Option must be paid by the Developer, shall be paid by Developer, provided that there are Pre-Financing Budget funds therefor pursuant to Section 5.1(a), 5.1(e) or 5.1(f), or by agreement of the Parties.

(b) The parties acknowledge that the Tribe has prepared and filed a fee to trust application with the BIA. Developer shall provide input and review of any supplements to the application, and shall assist the Tribe with such fee to trust efforts. Developer’s assistance shall include providing all assistance reasonably appropriate to help obtain federal, state and local approval to placing the Property into trust for the Project. The Tribe, on the one hand, and Developer, on the other hand, shall keep each other fully informed on a contemporaneous basis of all developments with respect to obtaining federal, state or local approvals, and shall confer and agree on all strategies and contacts with governmental officials or agencies that are to be made. All funds which the Parties anticipate will be expended in procuring the fee to trust application including, without limitation, governmental relations expenses, shall be included in the Pre-Financing Budget.

(c) Any environmental studies to be undertaken in connection with the fee to trust process shall be effected by Consultants who have been approved by the Board and retained by Developer in accordance with the Pre-Financing Budget.

(d) The Property shall be deemed to have been “Taken into Trust” when a deed is recorded evidencing that the Property is held by the United States of America for the benefit of the Tribe and that the Property has been Taken into Trust for Gaming.

ARTICLE 3. CONSTRUCTION

3.1 Selection of General Contractor. If the Parties have elected not to utilize a Design Build Contractor as allowed by Section 2.3(b), Developer shall solicit and conduct a review of one (1) or more proposals for a contractor for the construction of the Facilities and Developer shall present all such proposals to the Board, with recommendations or comments on each such proposal. If the Board is dissatisfied with the one (1) or more contractors presented for its consideration, it may require the Developer to select and present one (1) or more additional contractors to it for its consideration. The Board shall then select a contractor for the construction of the Facilities, and the selected firm shall be the “General Contractor” under this Agreement. The General Contractor shall furnish a payment and performance bond satisfactory to the Board to cover the construction for which such contractor was retained unless the Board hereafter elects to waive such requirement. In addition, the General Contractor shall be required by its contract with the Tribe to use commercially reasonable efforts to give and to cause subcontractors to give a hiring preference, to the extent permitted by law, to qualified members of the Tribe who have appropriate experience and skill and consistent with commercially competitive pricing and rates.

3.2 Construction Agreement. In consultation with the Board and the Tribe, Developer shall prepare on behalf of the Tribe a contract with the General Contractor (the “Construction Agreement”). The Construction Agreement shall be based on AIA model agreements and shall take into account the fact that the Project is owned by a Native American tribe and is on property held in trust for the benefit of a Native American tribe. The Tribe shall enter into the Construction Agreement provided that the Construction Agreement is consistent with the Approved Plan and the Approved Facility Budget, and there is no reasonable business reason or legal reason for the Tribe not to engage the General Contractor or agree to the terms of the Construction Agreement; and provided further that either the Financing has been obtained or, if the Financing has not yet been obtained, (i) the Construction Agreement does not commit the Tribe to pay the General Contractor an amount greater than that which is available from the Pre-Financing Budget funds furnished pursuant to Section 5.1(a), 5.1(e) or 5.1(f), or by agreement of the Parties, until Financing is obtained, or (ii) does not commit the Tribe to pay any amounts to the General Contractor until the Financing has been obtained. The Construction Agreement shall expressly provide that (a) all work shall be done in accordance with the Approved Plans and Specifications; (b) construction of the Facilities shall commence promptly following the obtaining of Financing and the granting of all approvals necessary to commence such work; (c) the General Contractor shall exert good commercial efforts to complete construction on or prior to the completion date specified in the applicable Contract Document; (d) the terms thereof shall not obligate the Tribe nor cause the Tribe to be obligated for unnecessary sales tax and other impositions as to which the Tribe may be immune or exempt because of its status as a Native American Tribe or the Project’s location on trust lands, and (e) the General Contractor shall be required to pass down and include such provisions in its subcontracts as the Board may reasonably specify. The Construction Agreement shall also provide for adequate insurance, appropriate lien waivers, and for construction schedules pursuant to which milestones are to be accomplished, progress payments are to be made and liquidated damages are to be assessed. The Construction Agreement shall also contain such reasonable provisions for the protection of the Tribe as the Tribe shall deem appropriate. The Tribe shall compensate the General Contractor for construction of the Facilities from its proceeds from the Financing. In addition, by its execution of this Agreement, the Tribe hereby acknowledges, ratifies and approves all future subcontracts entered into by the General Contractor in accordance with the provisions hereof and the Construction Agreement. In the event the Board elects to utilize a Design Build Contractor instead of a General Contractor, the Design Build Contract shall be prepared in substantial accordance with the requirements of this Section 3.2.

3.3	Construction Administration.

(a) The Tribe hereby designates Developer as its agent and Developer shall be responsible for contract administration during the construction of the Project subject to whatever contract administration responsibilities, if any, may be delegated to an Architect pursuant to the Architect Agreement. Developer shall act as the Tribe’s designated representative and shall have full power and complete authority and duty to act on behalf of the Tribe in connection with the

Construction Agreement or Design Build Contract, as the case may be, subject to the approval of the Board where otherwise specifically required by this Agreement. Developer shall interpret and decide on matters concerning the performance of the General Contractor, or Design Build Contractor, as the case may be, and the requirements of the Construction Agreement or Design Build Contract. Developer shall have the authority to reject work that does not conform to the Construction Agreement or the Design Build Contract or the Approved Plans and Specifications and to approve payments. Developer, together with the Architect (if one has been retained), as appropriate, shall conduct inspections to determine the date or dates of substantial completion and the date of final completion of the Project. Developer, together with the Architect (if one has been retained), as appropriate, shall observe and evaluate or authorize the evaluation of work performed, the review of applications for payment for submission to the Tribe and the review and certification of the amounts due the General Contractor or Design Build Contractors.

(b) Notwithstanding the foregoing, Developer shall not have the authority, unless otherwise specifically granted by the Tribe in writing, to initiate any litigation, arbitration or other dispute resolution mechanism on behalf of the Tribe; settle any claim brought against the Tribe; execute any release or other document which would serve to release or compromise any claim or right of the Tribe; or waive the Tribe’s sovereign immunity.

(c) Anything contained in this Section 3.3 to the contrary notwithstanding, nothing herein shall prohibit the Tribe (or its agents or contractors hired by it at its expense) from inspecting the work performed on the Project and, in connection therewith, Developer shall permit such persons to have access to the Property at all reasonable times on reasonable notice and as otherwise required by the Construction Agreement or the Design Build Contract.

(d) In addition, the Tribe hereby agrees that the Tribe shall, as part of the Construction Agreement or Design Build Contract, in good faith, grant reasonable limited waivers of sovereign immunity to the General Contractor or Design Build Contractor, provided that no such waiver of sovereign immunity shall exceed the scope or limitation of the waiver of sovereign immunity contained in Section 8.2. The Tribe acknowledges that such waivers are necessary and agrees to provide the General Contractor or Design Build Contractor with a reasonable means of dispute resolution in a federal, state or commercial arbitration forum.

3.4 Progress Payments. Progress payments shall be made by the Tribe to the General Contractor or the Design Builder, as the case may be, in accordance with the provisions of the Construction Agreement or the Design Build Contract, as the case may be, provided that all lender requirements such as receipt of partial or final lien waivers and Architect or owner representative certifications for payment are satisfied.

ARTICLE 4. FURNITURE, TRADE FIXTURES AND EQUIPMENT;

INSURANCE AND CASUALTY

4.1 Selection of Furniture, Trade Fixtures and Equipment. As and when provided for in the Approved Facility Budget, Developer shall arrange for the procurement of furniture, trade fixtures, equipment and furnishings on such purchase or lease terms as may be approved by the Developer, but in no event shall such purchase terms or lease terms exceed the line items in the Approved Facility Budget therefor. Developer agrees to employ good business practices and, where appropriate, competitive bidding. Notwithstanding the above, Developer shall obtain the Tribe’s prior written approval before (i) procuring in the name of the Tribe any Gaming or Gaming related equipment or items that are regulated under any applicable Tribal, Federal or State Gaming law, ordinance or regulation; or (ii) entering into a purchase or lease transaction with a vendor that must be licensed or certified by the Tribe or subject to a background check pursuant to any applicable Tribal, Federal or State Gaming law, ordinance or regulation.

4.2	Insurance and Casualty.

(a) On or prior to commencement of construction of the Facilities, the Tribe shall obtain, the cost of which shall be payable from (i) Financing proceeds during construction or (ii) operating revenues generated by the Project following completion of construction, adequate liability and property insurance (including business interruption insurance) with respect to the Project, including a property insurance policy with coverage for flood, earthquake, vandalism, malicious mischief and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property, buildings and uses similar to that contemplated by the Project. The amount of the property insurance policy shall not be less than one hundred percent (100%) of the replacement cost value of the improvements on the Property. Liability policy limits and coverages shall be commercially reasonable and otherwise conform with all Project lender requirements. All policies of insurance required by this Agreement (A) shall be issued by an insurer with a claims paying ability rating of not less than “AA” (or the equivalent) by Standard & Poors and one other rating agency or A- or better as to claims paying ability by AM Best, unless more stringent requirements are imposed under the Compact or by the Financing in which event such other more stringent requirements shall apply, (B) shall name Developer, for the benefit of Developer, as an additional insured, (C) shall be maintained throughout the term of this Agreement without cost to Developer, (D) shall contain such provisions as Developer deems reasonably necessary or desirable to protect its interest (including, without limitation, endorsements providing that neither the Tribe, Developer nor any other Party shall be a co-insurer under said policies and that Developer shall receive at least thirty (30) days prior written notice of any modification, reduction or cancellation), (E) shall contain a waiver of subrogation against Developer and (F) shall be reasonably satisfactory in form and substance to Developer and reasonably approved by Developer as to form, risk coverage, deductibles, loss payees and insureds. Copies of said policies, certified as true and correct by the Tribe, or insurance certificates thereof, shall be delivered to Developer. Not later than thirty (30) days prior to the expiration date of each of the policies, the Tribe will deliver to Developer satisfactory evidence of the renewal of each policy in accordance with the terms of this Agreement. Such policies shall be maintained in effect by the Tribe for the entire term of this Agreement.

(b) If the Property or the Facilities shall be damaged or destroyed, in whole or in part, by fire or other casualty, the Tribe shall give prompt notice thereof to Developer. Within a reasonable period of time thereafter, the Tribe shall apply all insurance proceeds received therefrom to the repair, restoration or replacement of the Facilities.

ARTICLE 5. FUNDING REQUIREMENTS OF DEVELOPMENT

5.1	Advancing of Project Costs by Developer and Tribe; Reimbursement of Developer by the Tribe.

(a) In order for the Development of the Project to continue while Financing for the Project is being arranged, Developer shall advance up to Three Million Five Hundred Thousand Dollars ($3,500,000) in addition to the amounts incurred by Developer prior to the execution of this Agreement and listed on Exhibit E hereto entitled “Pre-Signing Interim Advances” (collectively, the “Interim Advances”) toward the costs expressly provided for in the Pre-Financing Budget. The Tribe shall reimburse Developer for all Interim Advances, in accordance with the provisions of this Agreement and shall pay interest, compounded annually, on all Interim Advances from the date incurred at a rate equal to the Wall Street Journal Prime Rate plus two (2) percentage points (the “Advances Rate”).

(b) Except for the Tribal Advance provided for in Section 5.2, neither the Developer nor the Tribe shall be obligated to make any advance for expenses which are not included in the Pre-Financing Budget, or for any interest, principal or financing fees on any Financing except as otherwise required by Section 5.1(f), below. Amounts expended, if any, at the discretion of Developer which are not provided in, or are in excess of amounts provided in, the Pre-Financing Budget, and not otherwise approved by the Development Board as an amendment to the Pre-Financing Budget, shall not be deemed to be Interim Advances or reimbursable by the Tribe, and shall be borne by Developer. In calculating the amount of Interim Advances, Developer shall not add any profit, mark-up or premium onto Developer’s out-of-pocket costs, but shall pass on to the Tribe only Developer’s actual out-of-pocket costs. Developer shall provide an itemized accounting to the Development Board for Interim Advances with accrued interest from time to time as reasonably requested by the Board.

(c) The Parties acknowledge that Developer has expended significant monies prior to the execution of this Agreement. The expenditures listed on Exhibit E hereto, are hereby approved by the Tribe as Interim Advances for which Developer is entitled to reimbursement pursuant to Section 5.1(a), above.

(d) Interim Advances shall be utilized to pay costs incurred by the Developer or the Tribe in accordance with the Pre-Financing Budget (such costs being herein referred to as the “Pre-Financing Expenses”). To qualify as a Pre-Financing Expense, a cost incurred by the Developer or the Tribe, as the case may be (i) must be reasonable, and (ii) provided for in the Pre-Financing Budget. Subject to the preceding sentence, Pre-Financing Expenses may include amounts provided for and expended pursuant to the Pre-Financing Budget including, without limitation, budgeted amounts expended for preliminary architectural drawings, engineering and design studies, feasibility and marketing studies, “Recoverable Legal Fees” (i.e., legal fees incurred or expended by Developer or the Tribe which are necessary to advance the Project and the furtherance of this Agreement, including without limitation, negotiating Financing and any other agreements with third parties in connection with the Financing or the Development of the Project, legal fees incurred by the Parties (A) in preparing and negotiating agreements between the Tribe, on the one hand, and Developer, on the other hand, or (B) in connection with any of Developer’s or the Tribe’s Project-related internal or organizational legal needs or advice), and the Tribe’s and Developer’s travel expenses and any other expenses reasonably incurred under this Agreement. All amounts payable for rendering Project-related services to employees of the Tribe, whether by way of compensation, fringe benefits or otherwise which are included in the Pre-Financing Budget shall be treated as a Pre-Financing Expense. All amounts payable for rendering Project-related services to employees of the members of Developer, whether by way of compensation, fringe benefits or otherwise, shall be paid by and as an expense of Developer or its members, and shall not be included in the Pre-Financing Budget or treated as a Pre-Financing Expense. Any amounts payable for rendering Project-related services to employees of Developers hired exclusively for the Project may be treated as a Pre-Financing Expense if included in the Pre-Financing Budget. It is understood that Developer will not be reimbursed for any expenses incurred or advanced which are not Pre-Financing Expenses including liabilities for which Developer is obligated to indemnify the Tribe pursuant to Section 8.5.

(e) The Parties further agree that Developer shall have the right, but not the obligation, to advance any Project Costs that are not included in the Pre-Financing Budget, provided that either such advance was requested by the Tribe or, if not requested by the Tribe, such advance (i) is for Project Costs for which proceeds of the Financing are not then available for any reason and (ii) is otherwise within the limits provided in and shall pay for all or a portion of the items comprising the Approved Facility Budget (“Optional Advances”). Any Optional Advance shall be treated as an additional Interim Advance.

(f) If the Three Million Five Hundred Thousand Dollars ($3,500,000) in additional Interim Advances provided for at Section 5.1(a) are exhausted before Financing is obtained, and if the Developer does not elect to make Optional Advances pursuant to Section 5.1(e) above which are sufficient to cover any resulting shortfall, then within five (5) business days notice from Developer, the Tribe shall advise the Developer in writing whether it is electing to terminate this Agreement pursuant to Section 8.1(a)(vii) below.

(g) In the event this Agreement shall terminate during the Pre-Financing Phase pursuant to Section 8.1(a)(iii), (iv), (v), (vi) or (viii) of this Agreement, the Tribe shall not be obligated to reimburse Developer for any Interim Advances.

(h) Except as otherwise provided in Section 5.1(g), the Tribe shall reimburse the Developer for Interim Advances and the Tribal Advance due in accordance with this Agreement, with interest, from the proceeds of the Financing to the extent that proceeds of the Financing are available therefor. The Tribe may prepay the Interim Advances or the Tribal Advance at any time. Any balance of Interim Advances or the Tribal Advance made by Developer and not paid from the proceeds of the Financing shall be paid as soon as possible in monthly payments with accrued interest thereon as otherwise provided for in this Agreement commencing on the first day of each calendar month thereafter, as a Priority Payment (after payment of the Minimum Monthly Payment). Any distribution of Cash Flow From Operations to the Tribe for its general governmental accounts or to any Affiliate thereof which results in a breach of the Tribe’s obligations to repay the foregoing Interim Advances or the Tribal Advance to the Developer as a Priority Payment shall constitute a distribution of revenues by the Tribe in contravention of this Agreement.

(i) Optional Advances shall accrue interest, compounded annually, commencing on the date of such advance from the Developer at the Advances Rate.

(j) Subject to the provisions of Section 5.1(d), Developer shall make Interim Advances by making direct payment of Pre-Financing Expenses or by making monthly advances to the Tribe in accordance with the Pre-Financing Budget. Pre-Financing Expenses incurred by the Tribe which are not covered by the monthly Interim Advances made by Developer and which are provided for in the Pre-Financing Budget shall be advanced by Developer to the Tribe within thirty (30) days following receipt of a request for reimbursement, accompanied by reasonable evidence of the expense.

(k) By no later than the thirtieth (30th) day of each calendar month, the Tribe on one hand, and the Developer on the other hand, shall account to each other for the Pre-Financing Expenses incurred by the Tribe or the Developer, as the case may be, in the preceding month by providing a reasonably detailed accounting of such expenses together with supporting documentation to the other. Such Pre-Financing Expenses as supported by such accounting and documentation shall be deemed to have been approved by the recipient thereof, unless, within thirty (30) days of its receipt of such accounting and documentation, the recipient notifies the Party or Parties providing such accounting and documentation as to any specific claimed Pre-Financing Expenses it disputes. Any such disputes shall be resolved in accordance with Section 8.2.

5.2 Acting As Agent of Tribe; Tribal Advance. It is expressly understood and agreed that all Development activities of the Developer within the scope of its authority hereunder shall be carried out by Developer on behalf of the Tribe, and that any and all obligations, costs or expenses incurred in the performance of its obligations under this Agreement (including, without limitation, the Interim Advances) and within the scope of its authority hereunder shall be borne by the Tribe and not by Developer, except as otherwise specifically provided herein (including, but not limited to, the indemnification provisions set forth in Section 8.5). Once Developer has paid its share of Pre-Financing Expenses, subject to the limitation set out in Section 5.1(a), Developer shall not be obligated to make any further Interim Advances with respect to the Project to, or for the account of, the Tribe, nor shall the Developer be obligated to incur any liability or obligation or do any act or perform any duty hereunder except for any obligation pursuant to the Tribal Advance as provided in this Section 5.2. Within thirty (30) days of the Effective Date and upon delivery of a promissory note substantially in the form of Exhibit F, hereto, executed by and enforceable against the Tribe, Developer shall advance Five Hundred Thousand Dollars ($500,000.00) to the Tribe as an additional advance (the “Tribal Advance”) to be used by the Tribe in its sole discretion in furtherance of the Tribe’s goal of economic development and diversification. The Tribal Advance shall accrue interest, compounded annually, commencing on the date of such advance from the Developer at the Advances Rate.

5.3 Financing. As promptly as practicable following the Tribe’s approval of the Pre-Financing Budget (as described in Section 2.1(k) above), Developer shall commence efforts to assist the Tribe to arrange for one or more financings to Develop the Project (collectively, the “Financing”), which Financing shall be subject to the approval of the Tribe, which approval shall not be unreasonably withheld. In evaluating the available Financing arrangements, the Parties shall take into account their financial benefits and risks and the then current market conditions, and shall attempt to determine, on a prudent basis, whether obtaining such Financing and completing the Project would be advantageous to the Tribe, and whether such Financing permits payment to the Tribe of the Minimum Monthly Payment. The loan documents shall be negotiated by Developer, in consultation with the Tribe. The Tribe shall not initiate any contact with Persons interested in Financing all or part of the Project, and if contacted by such Persons, the Tribe shall notify Developer. Notwithstanding the foregoing, if Developer is unable to arrange for all of the Financing needed to complete the Project within a reasonable period, the Tribe may, upon ten (10) days written notice to the Developer, solicit for Financing to complete the Project. The Tribe acknowledges that Developer is not a mortgage broker, loan originator, or broker-dealer, and will not provide services that would require a mortgage brokerage license, lending license, or broker-dealer license. The Tribe agrees to use commercially reasonable efforts to assist Developer in forming any syndicate or loan group, including preparing disclosure materials, meeting with prospective underwriters, loan purchasers, lenders and/or placement agents and providing such information as Developer may reasonably request during the course of such process.

5.4 Development Fees. As compensation for all of the services to be performed hereunder by Developer, the Tribe agrees to pay to Developer and Developer agrees to accept payment for the performance of its services under this Agreement, a Developer’s fee (“Development Fee”) equal to three percent (3%) of the total Project Costs exclusive of the Development Fee. The Development Fee shall be paid in arrears in monthly installments, on the 20th day of each month commencing the first month following the closing of the Financing based on the estimated Project Costs. Such monthly installments shall be in an amount equal to the estimated total Project Costs times a fraction, the numerator of which is 1 and the denominator of which is the estimated number of months for construction of the Project. Upon completion of construction of the Project, the Development Fee shall be adjusted to reflect actual Project Costs, and the Tribe shall pay any remaining Development Fee by the twentieth day of the month following the month in which completion occurs.

5.5	Security Interest for Interim Advances, Optional Advances and the Tribal Advance.

(a) The Tribe shall and hereby does grant to Developer a security interest in the Cash Flow From Operations to secure payment of the Interim Advances, Optional Advances and the Tribal Advance, which security interest shall be subordinated to any security interest afforded lenders for the Financing in the Cash Flow From Operations to the extent and only to the extent required by such lenders but which shall not be subordinated but rather become a first priority security interest in the event of any refinancing or repayment of the Financing by the Tribe. The Tribe shall execute such security agreements, financing statements and other documents as Developer may from time to time request in order to provide for and perfect such security interest. The Parties acknowledge and agree that at the time the Financing is closed the Project lenders will likely require the Tribe, the Tribe’s bank, and one or more of the Project lenders to enter into a deposit account control agreement affording such lenders a security interest in and joint or exclusive control over all Project deposit accounts. The Parties shall cooperate to ensure that the Project lenders and Developer simultaneously enter into such collateral agency agreement or letter agreement as shall be reasonably acceptable to Developer which agreement shall provide Developer with a security interest and control over such deposit accounts (subordinated to the security interests and other rights of Project lenders as otherwise provided for in, or contemplated by, this Agreement) as is reasonably acceptable to Developer. In the event that the Project lenders do not require the Tribe to enter into a deposit control agreement with one or more of such lenders and the Tribe’s deposit bank, the Tribe shall enter into a deposit control agreement with the Developer and the Tribe’s bank in such form as is reasonably acceptable to Developer at such time as the Financing is closed.

(b) Any Development Fees which are not paid when due shall accrue interest at the Advances Rate. The Tribe’s obligation to pay Development Fees shall survive termination of this Agreement except as otherwise expressly provided in this Agreement.

5.6	Cooperation.

(a) The Tribe and its Affiliates, and their respective officers, advisors, representatives, agents and counsel shall cooperate with Developer and Consultants and provide information reasonably required by Developer in connection with Developer’s efforts to obtain the Financing.

(b) In connection with any Financing contemplated by this Agreement, the Tribe shall assist and cooperate with any lender or underwriter of the applicable Financing by taking such action as may reasonably be required, including, without limitation, (i) the creation of a leasehold estate in the Property and the Facilities from the Tribe to an Affiliate of the Tribe (if required by a lender) and execution and granting of a leasehold mortgage in the leasehold estate in the Property and Facilities, and a security interest in the cash flow of the Project and in any equipment, inventory, accounts, or tangible or intangible property with respect thereto, (ii) the execution and implementation of a deposit account control agreement with any such lender, (iii) compliance with financial covenants that are typical and customary for the type and nature of such Financing, (iv) obtaining all necessary consents and approvals from the Tribe, the tribal gaming commission or any of its Affiliates, as necessary, (v) the obtaining of any other governmental consents and approvals, (vi) the imposition of limitations on distributions and/or pledging of any cash flows from the Project to secure repayment of such Financing, (vii) the adoption by the Tribe of such laws as are reasonably required to permit the creation, attachment, perfection and enforcement of any liens securing the Financing, (viii) the granting of limited waivers of sovereign immunity by the Tribe with enforcement thereof limited to the revenues and assets of the Project, (ix) the granting of waivers by the Tribe of tribal court jurisdiction and applications of the doctrines of exhaustion of tribal remedies or abstention in favor of tribal courts, and (x) the consent by the Tribe to binding arbitration and/or the jurisdiction of state and federal courts of competent jurisdiction for the resolution of disputes relating to the Financing.

ARTICLE 6. TRIBAL TAXES; COMPLIANCE WITH TRIBAL LAW;

AMENDMENTS TO TRIBAL GAMING ORDINANCE;

OTHER TRIBAL ORDINANCES

6.1 Tribal Taxes. The Tribe warrants and agrees that neither it nor any agent, agency, Affiliate or representative of the Tribe will impose any taxes, fees, assessments, or other charges of any nature whatsoever on payments of any kind to Developer or to any lender furnishing Financing for the Project or for the operation of the Project, or on the revenues therefrom or on the Development Fee as described in Section 5.4, Interim Advances, Optional Advances or other amounts due and payable to Developer hereunder; provided, however, the Tribe may assess against the Gaming operations fees reflecting direct, actual and reasonable regulatory costs incurred by the Tribe. The Tribe further warrants and agrees that neither it nor any agent, agency, Affiliate or representative of the Tribe will impose any taxes, fees, assessments or other charges of any nature whatsoever on the salaries or benefits, or dividends or distributions, paid to any of Developer’s managers, partners, members, stockholders, officers, directors, or employees or Affiliates, or any of the employees of the Project or any architects, contractors, subcontractors, Professionals or Consultants engaged pursuant to this Agreement. If any such tax, fee, assessment or other charge not reflecting direct, actual and reasonable regulatory costs incurred by the Tribe is in fact levied, imposed, or collected, the Tribe shall reimburse Developer or the affected managers, partners, members, stockholders, officers, directors, employees or Affiliates or any architects, contractors, subcontractors, Professionals or Consultants, as applicable, for the full value and dollar for dollar of such tax, fee, assessment or other charge. The Tribe further warrants and agrees that neither it nor any agent, agency, Affiliate or representative of the Tribe will impose any sales or other taxes, fees, assessments or other charges of any nature whatsoever with regard to the Project, the Project operations or the Property which substantially duplicate or exceed the rate of any sales or other taxes, fees, assessments or other charges of any nature whatsoever which are otherwise imposed by the State of Washington or any county or local governmental authority.

6.2 Compliance with Tribal Law. Developer shall comply in all material respects with all present and future statutes, regulations and ordinances of the Tribe, provided that, except as required by state or federal law, and subject to the provisions of Section 6.5, below, the Tribe shall take no action and adopt no statute or ordinance that would (a) increase Developer’s obligations hereunder; (b) result in a reduction in the amount of the Development Fee or other fees or reimbursement of other amounts payable to Developer hereunder absent any such statute, regulation or ordinance; or (c) prejudice or adversely affect Developer’s rights under this Agreement or that would violate the Indian Civil Rights Act (25 U.S.C. §§ 1301-1302).

6.3 Amendments to Tribal Gaming Ordinance. The Tribe covenants that any amendments made to any Tribal Ordinance applicable to the Project or Developer will be a legitimate effort to ensure that the Ordinance complies with applicable law and that Gaming and other operations are conducted in a manner that adequately protects the environment, the public health and safety, and the integrity of the Project. Subject to the provisions of Section 6.5, below, in the event the Tribe shall adopt an amendment to one or more Tribal Ordinances that results in (a) an increase of Developer’s obligations hereunder; (b) a reduction in the amount of the Development Fee or other fees or reimbursement of other amounts payable to Developer hereunder; or (c) a material adverse effect on Developer’s rights under this Agreement or any other document executed by the Parties related hereto, the Tribe shall compensate the Developer for any actual costs or losses associated with (a), (b), or (c) above. The Tribe shall give Developer notice and a copy of the full text of any proposed amendment to the Tribal Ordinance at least thirty (30) days before any such amendment is considered by the Tribe, but failure to give such notice shall not affect the validity or enforceability of such amendment.

6.4	Tribe’s Assistance in Obtaining Permits and Authorizations.

(a) The Tribe agrees that it will use commercially reasonable efforts to assist and support Developer in obtaining any necessary county or local application, registration, permit, authorization, filing, or approval required in connection with the Development of the Property, including, without limitation, in connection with sewer and utilities, traffic planning, an environmental impact assessment or infrastructure improvements, subdivision of the Property, and ingress and egress to and from the Property (the “Non-Tribal Governmental Approvals”).

(b) Developer shall have the right to apply for and obtain, on behalf of the Tribe, and in consultation with the Tribe, all Non-Tribal Governmental Approvals.

6.5 Tribal Ordinances Related to Permits and Authorizations. The Tribe shall not pass any Tribal Ordinance requiring any license or permit of Developer, the Architect, the Design Build Contractor, the General Contractor or any Professional, or in connection with the Development or construction of the Project, except that the Tribe may pass reasonable health, building and safety ordinances that are no more onerous, and would not increase the expense of the Project to an extent greater, than the comparable health and safety regulation or law that would be in effect if the Property was not land held in trust by the United States. This provision shall not serve to negate the need for the Developer, Architect, Design Build Contractor, General Contractor, Professionals and others to comply with any Tribal Ordinances, rules, codes or regulations which are in existence as of the Effective Date and are attached hereto as Exhibit D; nor shall this provision serve to abrogate the same.

ARTICLE 7. OPERATION OF GAMING BUSINESS

7.1 Engagement of Manager. The Tribe shall enter into the Management Agreement with the Manager and shall use its best efforts to obtain all requisite approvals to make the Management Agreement effective by the earliest possible date.

7.2 Cooperation in NIGC Approval Process. The Developer and the Tribe shall cooperate fully in providing such information as may be appropriate or necessary for the NIGC to approve the Management Agreement by the earliest possible date.

ARTICLE 8. DEFAULT, TERMINATION, DISPUTES,

AND INDEMNIFICATION

8.1	Termination.

(a) This Agreement shall terminate if the Property shall not have been Taken into Trust, on or before December 31, 2010, in which case the Interim Advances shall not be reimbursable to the Developer by the Tribe. If such condition shall have been accomplished on or before December 31, 2010, then this Agreement shall terminate on the seventh (7th) anniversary of the date on which the Project is first Open to the Public (except that the seven (7) year period shall be tolled during any period during which the Management Agreement is tolled pursuant to the provisions of Section 4.4.4 of the Management Agreement in which case the foregoing termination date shall be extended by such period as such seven (7) year period is tolled), or upon such earlier date by action taken or authorized by the Tribe or by the Developer as follows:

(i) By mutual written consent of the Tribe and Developer;

(ii) By Developer for any material breach or the failure to perform any material duty or obligation by the Tribe under this Agreement, in each case, on the sixtieth (60th) day after the Tribe’s receipt of notice from Developer of the Tribe’s material breach and default and the Tribe’s failure to cure such default during such sixty (60) day period; provided that, if the Tribe has commenced to cure such default within such sixty (60) day period and such default is not reasonably susceptible of cure within such sixty (60) day period, then the Tribe shall have an additional period of time to cure such default so long as the Tribe is diligently and continuously pursuing such cure;

(iii) By the Tribe during the Pre-Financing Phase for any material breach or the failure to perform any material duty or obligation by Developer under this Agreement; in each case on the sixtieth (60th) day after Developer’s receipt of notice from the Tribe of Developer’s material breach and default and Developer’s failure to cure such default within such sixty (60) day period; provided that, if Developer has commenced to cure such default within such sixty (60) day period and such default is not reasonably susceptible of cure within such sixty (60) day period, then Developer shall have an additional period of time to cure such default so long as Developer is diligently and continuously pursuing such cure;

(iv) By either the Tribe or Developer if any federal or state entity (but not a Tribal entity) shall have issued an order, decree or ruling or taken any other action with respect to the Project (which order, decree, ruling or other action the Parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the material components of the transactions contemplated by this Agreement or prohibiting conduct of all Gaming on the Property, and such order, decree, ruling or other action shall have become final and non-appealable;

(v) By Developer during the Pre-Financing Phase, upon written notice to the Tribe if the Developer (A) concludes in good faith that the Project is not commercially feasible or practicable from a Development or operational point of view, or (B) concludes in good faith that the Project is not susceptible of producing adequate financial returns to Developer under this Agreement, to the Manager under the Management Agreement or to parties providing Financing, or (C) for any reason deems it advisable to submit this Agreement to the BIA or the NIGC for assurances that this Agreement does not require the consent or approval of the BIA or the NIGC and Developer does not receive assurances satisfactory to Developer within a reasonable period of time thereafter, or (D) the NIGC fails to approve the Management Agreement;

(vi) By the Tribe during the Pre-Financing Phase, in the event: (A) Developer (1) becomes insolvent; (2) applies for, consents to, or acquiesces in the appointment of a trustee, custodian or receiver for Developer or any of its property; (3) admits in writing that it is unable to pay its debts generally; (4) files a petition in any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding; or (5) makes an assignment for the benefit of creditors; or (B) there is an order, decree or judgment approving a petition filed against Developer seeking a reorganization, arrangement, composition or similar relief under federal bankruptcy law or other applicable law of the United States, or any state thereof, or there is an appointment, without the consent of Developer, of a receiver, trustee or liquidator of all or a substantial part of the property of Developer, and same shall not be vacated, or shall not be stayed on appeal or otherwise, or shall not have otherwise ceased to continue in effect, within ninety (90) days of such filing; and

(vii) By the Tribe during the Pre-Financing Phase, in the event that the Developer elects not to make Optional Advances pursuant to Section 5.1(f), and the Tribe does not desire to further pursue, and the Tribe does not thereafter pursue, the Pre-Financing Goals or the Development of the Property, provided that any subsequent pursuit of the Pre-Financing Goals or Development of a Competitive Facility during the original term of this Agreement shall constitute a default by the Tribe under this Agreement.

(b)	The effect of such termination shall be as follows:

(i) In the event of termination of this Agreement pursuant to Section 8.1(a)(i), the only payments and obligations of the Parties will be those that are agreed upon by the Parties.

(ii) In the event of termination of this Agreement pursuant to Section 8.1(a)(iii), 8.1(a)(iv), 8.1(a)(v) or 8.1(a)(vi) and the termination is during the Pre-Financing Phase, there shall be no further liability or obligation on the part of the Tribe or Developer, provided that on the effective date of termination Developer shall pay to the Tribe the Developer’s share of Pre-Financing Expenses that have not yet been paid, such share being calculated in accordance with Section 5.1(a). Such payment shall be made pursuant to the provisions of Section 5.1(k) where the Tribe shall provide evidence of the expenses in accordance with Section 5.1(k) and Developer shall have the right to dispute the expenses in accordance with Section 5.1(k).

(iii) In the event of termination of this Agreement pursuant to Section 8.1(a)(iv) and the termination is after completion of the Pre-Financing Phase, there shall be no further liability or obligation on the part of the Tribe or Developer.

(iv) In the event this Agreement is terminated at any time by Developer pursuant to Section 8.1(a)(ii), Developer shall be entitled to recover its actual damages and to avail itself of all remedies otherwise available to it under this Agreement and applicable law.

(v) Anything contained in this Agreement to the contrary notwithstanding, the Tribe shall have no obligation to pay any Interim Advances (or Development Fee) if this Agreement is terminated during the Pre-Financing Phase, pursuant to Section 8.1(a)(iii), (iv), (v), or (vi). The Tribe shall also have no obligation to pay any Interim Advances (or Development Fees) if this Agreement is terminated during the Pre-Financing Phase pursuant to Section 8.1(a)(vii), provided that if there is a subsequent default as provided for in such Section 8.1(a)(vii), then the Developer shall be entitled to recover its actual damages and to avail itself of all remedies otherwise available to it under applicable law.

(vi) If this Agreement is terminated pursuant to Section 8.1(a)(iv) because Gaming is prohibited at the Property and subsequently Gaming is again conducted by the Tribe on the Property, then this Agreement shall resume as if tolled during the period when Gaming was not conducted. Further, provisions in this Agreement which are expressly stated to survive the termination or expiration of this Agreement shall not be nullified or voided by reason of the provisions of this Section 8.1(b).

8.2	Limited Waiver of Sovereign Immunity; Disputes and Remedies; Dispute Resolution.

(a) Retention of Sovereign Immunity. By executing this Agreement, the Tribe does not waive, limit or modify its sovereign immunity from unconsented suit or judicial litigation, except as provided in this Section 8.2.

(b) Limited Waiver of Sovereign Immunity. Subject to the provisions of this Section 8.2, the Tribe expressly and irrevocably waives its sovereign immunity (and any defense based thereon) from suit by the Developer for the purpose of permitting or compelling arbitration as provided in this Section 8.2 and consents to the jurisdiction of and to be sued in the United States District Court for the Western District of Washington, the United States Courts of Appeals, and the United States Supreme Court for the purpose of compelling arbitration or enforcing any arbitration award or judgment with respect to any dispute related to or arising out of this Agreement or any other agreement or instrument related to or referenced by this Agreement, or the Tribal Gaming Ordinance, or any rules, actions or decisions of the Tribe or the Tribal Council. If the United States District Court for the Western District of Washington lacks jurisdiction, the Tribe consents to be sued in the Washington State Court system or any other court of competent jurisdiction. The Tribe hereby waives any requirement of exhaustion of tribal remedies. Without in any way limiting the generality of the foregoing, the Tribe expressly authorizes any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any court, to take such action, including, without limitation, repossessing any property and equipment giving effect to any judgment entered; provided, however, that in no instance shall any enforcement of any kind whatsoever be allowed against any assets of the Tribe other than the revenues of the Project or of a Competitive Project of the Tribe or an Affiliate of the Tribe. The Tribe does not waive any aspect of its sovereign immunity with respect to actions by third parties other than by an Affiliate.

(c) Time Period. With respect to any claim authorized in this Section 8.2, initial suit, as authorized, shall be commenced within three (3) years after the later of the date that the claim accrues or is discovered upon the exercise of due diligence, or such claim shall be forever barred. The waiver granted herein shall commence on the Effective Date and shall continue for three (3) years following the date of the termination of this Agreement, except that the waiver shall remain effective for any proceedings then pending, and all appeals therefrom.

(d) Dispute Resolution. All disputes, controversies or claims arising out of or relating to this Agreement or other obligation between the parties or any rules, actions or decisions of the Tribal Council or the Development Board, including, but not limited to, the failure to comply with any standard of conduct required by this Agreement, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date demand for arbitration is made, and the Federal Arbitration Act. The parties agree that binding arbitration shall be the sole remedy as to all disputes arising out of this Agreement, except for disputes requiring injunctive or declaratory relief, provided that neither party shall submit a matter to binding arbitration until they have met the requirements of Section 8.2(d)(i).

(i) Meet and Confer. Subject to the terms and provisions of this Agreement, any disagreement or dispute between the Parties as to the interpretation, enforcement or breach of this Agreement, or the Parties’ rights or obligations thereunder, shall be resolved whenever possible by meeting and conferring. In addition, in the event that the Development Board or the Tribe and the Developer are unable to agree on a matter as to which a decision or business judgment is necessary and this Agreement provides that the agreement or consent of the Development Board is required for such decision or business judgment, the Parties agree to resolve such decision or business judgment whenever possible by meeting and conferring. Either Party may request such a meeting by giving notice to the other. The notice provided for in this Section 8.2(d)(i) shall specify a time and a location in Clark County (or other location that may be agreed upon by the Parties) for the requested meeting, provided, however, that the requested meeting shall not take place upon less than forty-eight (48) hours notice nor upon more than seven (7) days notice. If, however, the Parties are unable in good faith to reach a decision that is satisfactory to both Parties, then either Party may require that the matter be submitted to a binding arbitration.

(ii) Choice of Law. In determining any matter the Arbitrator(s) shall apply the terms of this Agreement, without adding to, modifying or changing the terms in any respect, and shall apply Washington law or federal law, where applicable (excluding Tribal law).

(iii) Place of Hearing. All arbitration hearings shall be held at a place designated by the arbitrator(s) in Clark County, Washington or at such other place agreed to by the parties.

(iv) Confidentiality. The parties and the arbitrator(s) shall maintain strict confidentiality with respect to the arbitration.

(v) No Arbitration of Governmental Action. Nothing contained in this Agreement is intended to subject to arbitration the prerogative of the Tribe or any of its instrumentalities or agencies to take any governmental action, except any governmental action which is in violation of the terms of this Agreement.

(e) Limitation of Actions. The Tribe’s waiver of sovereign immunity from suit is specifically limited to permitting, and does permit the following actions and judicial remedies:

(i) Damages. The enforcement of an award of money and/or damages; provided that the arbitrator(s) and/or the court shall have no authority or jurisdiction to order execution against any assets or revenues of the Tribe except revenues of the Project or any Competitive Facility of the Tribe or an Affiliate of the Tribe. In no instance shall any enforcement of any kind whatsoever be allowed against any assets of the Tribe other than the limited assets specified in this Section 8.2(e)(i).

(ii) Consents, Approvals and Representations. The enforcement of a determination by an arbitrator that the Tribe’s consent or approval has been unreasonably withheld contrary to the terms of this Agreement or that the Tribe has breached any representation, warranty or covenant of this Agreement.

(iii) Injunctive Relief and Specific Performance. The enforcement of a determination by an arbitrator that prohibits the Tribe from taking any action that would prevent the Developer from performing its obligations pursuant to the terms of this Agreement, or that requires the Tribe to specifically perform any obligation under this Agreement (other than an obligation to pay money except as provided for in Section 8.2(e)(i)).

(iv) Action to Compel Arbitration. An action to compel arbitration pursuant to this Section 8.2.

(f) Notice and Right to Cure. The parties agree that, without limiting any right to acceleration or demand for payment set forth in this Agreement, before the dispute resolution mechanisms described in this Section 8.2 may be utilized, the party claiming breach or damage shall give written notice of the alleged breach or damage to the other party, and both shall make a serious effort to meet, cure any breach, and otherwise make a good faith effort to resolve any differences.

(g) Cooperation by Development Board. The Tribe and Developer hereby agree to ensure that their respective representatives to the Development Board shall cooperate reasonably and fully and shall try to reach agreement or compromise on all matters before the Development Board. In the event that the Development Board is unable to reach agreement or compromise on any matter that reasonably may be expected to have a material adverse effect on the Project, that matter shall be submitted to binding arbitration.

(h) Performance During Disputes. It is mutually agreed that during any kind of controversy, claim, disagreement or dispute, including a dispute as to the validity of this Agreement, Developer shall continue to possess the rights, duties, and obligations set forth in this Agreement, and the Tribe and Developer shall continue their performance of the provisions of this Agreement and its exhibits. Developer and the Tribe shall each be entitled to injunctive relief from a civil court or other competent authority to maintain such rights, duties, and obligations in the event of a threatened eviction during any dispute, controversy, claim or disagreement arising out of this Agreement.

(i) Tribal Court. The Tribe represents that it has no Tribal court or judicial system. The Tribe agrees that, should it establish any Tribal court or judicial system, (i) no party to this Agreement shall be required to commence or pursue any proceeding with respect to any dispute arising under this Agreement in any Tribal court of the Tribe, (ii) such Tribal court shall lack the discretion to refuse to compel arbitration among the parties to any such dispute, and (iii) such Tribal court shall be obligated to honor and enforce any award by any arbitrator, without review of any nature by such Tribal court.

8.3 Defense. In the event there is a suit brought by or against the Tribe in connection with or arising in connection with the construction and Development of the Project by a party other than Developer, Developer shall cooperate with the Tribe in providing appropriate or needed information, depositions, testimony at trial and/or declarations. All such suits shall be directed and controlled by the Tribe unless Developer is requested as set forth below to act on behalf of the Tribe. At the request of the Tribe, Developer shall bring and/or defend and/or settle any claim or legal action by or against the Tribe in connection with or arising in connection with the construction and Development of the Project; provided, however, that all costs associated with the bringing of a lawsuit on behalf of the Tribe, or with a defense of the Tribe, shall be borne by the Tribe and any such costs paid by Developer shall be reimbursed in accordance with Section 5.1 unless Developer is obligated to indemnify the Tribe in respect of such claim or legal action pursuant to Section 8.4. Developer shall not be required to incur any reimbursable costs unless and until it is reasonably satisfied that such costs have been funded by the Tribe. Developer will be indemnified for the costs it incurs in its own defense of any legal action brought against Developer in connection with or arising in connection with the construction and Development of the Project if and to the extent required by the provisions of Section 8.4. Developer shall, when requested by the Tribe to defend the Tribe, at the Tribe’s expense, retain and supervise legal counsel, accountants and such other professionals, consultants and specialists as Developer deems appropriate to defend and/or settle any such claim or cause of action. The Tribe shall supervise any legal action or lawsuit that poses a substantial risk to the Development of the Project with notice to, and appropriate consultation with, the Developer. Except as otherwise expressly stated herein, nothing contained herein is a grant to Developer of the right to waive the sovereign immunity of the Tribe.

8.4	Indemnity.

(a) The Tribe shall indemnify Developer and any member, employee or officer of the Developer, and any Affiliate of Developer, and their respective members, officers, directors, agents, affiliates and employees against and hold them harmless from any claims, liability, damages, costs and expenses (including reasonable attorneys’ fees and expenses) sustained or incurred by them, or any of them, arising directly or indirectly, in whole or in part, prior or subsequent to the Effective Date, with respect to any liability arising from Developer’s relationship with the Property and/or the Project pursuant to this Agreement or any action or omission by Developer within the scope of its duties or authority hereunder, unless such claim, liability, damage, cost or expense was caused by the gross negligence, willful misconduct, or fraud of Developer or such Affiliate or any of their shareholders, members, officers, directors, agents, affiliates or employees.

(b) Developer shall indemnify the Tribe and its respective members, officers, agents, Affiliates and employees against and hold them harmless from any claims, liability, damages, costs and expenses (including reasonable attorneys’ fees and expenses) sustained or incurred by them or any of them, to the extent arising directly or indirectly, in whole or in part, out of the gross negligence, willful misconduct or fraud of Developer or any of its shareholders, members, officers, directors, agents, affiliates or employees, in connection with this Agreement or Developer’s work or services hereunder.

8.5 Limitation of Liability. The officers, office holders, employees, agents, representatives or members of the Tribe, as such, shall not have any personal liability for obligations of the Tribe under this Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. No member, nor any officer, office holder, employee, agent, representative, manager or member of Developer shall have any personal liability for the obligations of Developer under this Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. The liability of the Tribe under the Agreement including, without limitation, this Section shall be subject to the limitations otherwise provided for in this Agreement including, without limitation, Sections 8.2.

8.6 Tribe’s Rights upon Developer’s Default or Breach. Unless there shall have been a termination of this Agreement as set forth in Section 8.1, neither the providing for a specific remedy or method of calculating damages for the Developer, without a corresponding right or remedy for the Tribe, nor any other provision of this Agreement, shall be deemed to abrogate any right that the Tribe may have to pursue any claim, either at law or in equity, that the Tribe may have against the Developer for breach of this Agreement or the failure of the Developer to perform any duty or obligation owed the Tribe with respect to the Project; provided that the Tribe first complies with the requirements of Section 8.2. The Tribe agree that any suit, at law or in equity, that they may bring against Developer in connection with this Agreement shall be brought in the United States District Court for the Western District of Washington or the Washington State Superior Court, and in the federal or state courts having appellate jurisdiction thereover, and the Tribe shall not bring such suit in a Tribal court or forum. Developer hereby consents to jurisdiction by such (federal and state) courts and hereby waives, and agrees not to assert, as a defense in any such suit that it is not subject thereto or that such suit may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate.

ARTICLE 9. MISCELLANEOUS PROVISIONS

9.1 Government Savings Clause. Each of the Parties agrees to execute, deliver and, if necessary, record any and all additional instruments, certifications, amendments, modifications and other documents as may be required by the BIA, the Regional Office of the Office of the Solicitor, the NIGC, the Washington State Gambling Commission or any other applicable statute, rule or regulation in order to effectuate, complete, perfect, continue or preserve the respective rights, obligations, liens and interests of the Parties hereto to the fullest extent permitted by law or otherwise intended by this Agreement; provided, that any such additional instrument, certification, amendment, modification or other document shall not materially change the respective rights, remedies or obligations of the Tribe or Developer under this Agreement or any other agreement or document related hereto. In the event that any consent or approval is necessary to preserve the rights of any of the Parties herein and such consent or approval is not obtained or is not obtainable, the Parties agree to reform this Agreement to the extent necessary to preserve the economic benefits of this Agreement and to preserve the rights of all the Parties hereunder without such consent or approval.

9.2 Third-Party Beneficiary. This Agreement is exclusively for the benefit of the Parties hereto and it may not be enforced by any party other than the Parties to this Agreement and, solely for the purposes of Section 8.5, the Parties named therein, and shall not give rise to liability to any third party other than as provided in Section 8.5 and the authorized successors and assigns of the Parties hereto.

9.3 Authorization. The Tribe, on the one hand, and Developer, on the other hand, represent and warrant to each other that each has full power and authority to execute this Agreement and to be bound by and perform the terms hereof. Each Party shall furnish such evidence of such authority to the other on the Effective Date as the other Party may reasonably request including, without limitation, certified enabling resolutions.

9.4 Relationship. Developer, on the one hand, and the Tribe, on the other hand, shall not be construed as joint venturers or partners of each other by reason of this Agreement and neither shall have the power to bind or obligate the other except as set forth in this Agreement.

9.5 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given to the applicable Party (a) on the date of hand delivery with signed receipt, or (b) on the business day immediately following transmittal to Federal Express (or other nationally recognized overnight commercial courier) for overnight delivery; in any case addressed to the address of the applicable Party set forth below, or such other address as such Party may hereafter specify by notice to the other in accordance with the notice procedures described in this paragraph. The Parties also designate the following persons as agents for receipt of service of process:

If to the Tribe:	The Cowlitz Indian Tribe
1055 9th Avenue
PO Box 2547
Longview, WA 98632
Attention: Tribal Chairperson

If to Developer:	Salishan-Mohegan, LLC
4400 Two Union Square
601 Union Street
Seattle, WA 08101

with a copy to:	Mohegan Ventures-Northwest, LLC
5 Crow Hill Road
Uncasville, CT 06382
Attention: Chairman and Chief Financial Officer

9.6 No Waiver. No consent or waiver, express or implied, by either Party to any breach or default by the other Party in the performance of any of the obligations or conditions of this Agreement or any related agreement shall be construed to be a consent to or waiver of any other breach or default by such Party. Failure on the part of a Party to complain of any act or failure to act by the other Party, or failure to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver of the rights of such Party.

9.7 Governing Law. This Agreement shall be interpreted and construed in accordance with the internal laws of the State of Washington without giving effect to the conflict of laws principles thereof.

9.8 Successors and Assigns. The benefits and obligations of this Agreement shall inure to and be binding upon the Parties hereto and their respective permitted successors and assigns. All proposed assignees shall agree to be bound by the terms and conditions of this Agreement. No Party may assign this Agreement or its rights and obligations hereunder without the prior written consent of the other Party, such consent not to be unreasonably withheld. No assignment authorized hereunder shall be effective until all applicable Legal Requirements are met.

9.9 Article and Section Headings; Interpretation of Agreement. Article and section headings contained in this Agreement are for ease of reference only and shall not affect the interpretational meaning of this Agreement. The canon of interpretation of agreements with Indians or Tribes that provides that ambiguities in the agreement are to be interpreted in favor of the Indians or Tribes shall not apply to this Agreement. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

9.10 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties, their respective successors, heirs, permitted assigns and legal representatives.

9.11 Severability. If any of the terms and provisions hereof shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any of the other terms or provisions hereof.

9.12 Exhibits. All exhibits described in this Agreement shall be deemed to be incorporated herein by reference and made a part of this Agreement.

9.13 Entire Agreement. This Agreement, together with the exhibits thereto, constitute the entire agreement among Developer and the Tribe with respect to the Development, construction and Financing of the Project and supersedes all written or oral agreements, understandings, representations, negotiations and correspondence between the Parties. This Agreement shall not be supplemented, amended or modified by any course of dealing, course of performance or uses or trade and may only be amended or modified by a written instrument duly executed by officers of the Parties hereto.

9.14 Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

9.15	Reasonableness; Duty of Good Faith.

(a) Whenever the consent or approval of any Party under this Agreement is required, such consent or approval shall not be unreasonably withheld, conditioned or delayed, unless specifically provided otherwise. Further, whenever any provision of this agreement requires the exercise of “reasonable” consent, judgment, efforts, or “commercially reasonable” efforts the standard for such reasonableness shall be conduct consistent with the actions of a prudent commercial business person or prudent commercial owner of a Gaming facility substantially similar to those existing or as contemplated at the Property.

(b) The Parties agree that the fundamental purpose of this Agreement is for the Developer to develop the Project on the Property in accordance with the Approved Concept Program so that the Tribe will have an operating Project. The Parties each agree to deal with the other Party in all matters under this Agreement in good faith with the goal of this fundamental purpose. Each Party agrees to cooperate with the other Party, not to frustrate or interfere with the other Party’s efforts to achieve this fundamental purpose, to provide such assistance as the other Party may from time to time reasonably request and to use all commercially reasonable efforts towards achieving this fundamental purpose.

9.16 Enforceability Opinion. On the Effective Date, the Tribe shall deliver to Developer the legal opinion of the Tribe’s counsel in the form attached hereto as Exhibit G together with copies of such resolutions of the governing body of the Tribe, closing certificates and other supporting documentation as the Developer may then reasonably request.

9.17 Other Relationships, Disclosure of Certain Transactions, Future Projects. The Developer and its Affiliates shall not be restricted in their ability to enter into business relationships with the Tribe’s Tribal Council members, Tribal members, employees, officers, directors, or others with relationships with the Tribe. The Developer and its Affiliates have other businesses and business investments. Nothing herein shall be deemed to prevent the Developer, its members, its principals or any Affiliate from having any business relationship or investment in other Gaming, hospitality or retail businesses without the Tribe or to enter into other investments with or without the Tribe’s participation; provided that Developer shall not develop any Competitive Facility without the written consent of the Tribe. Notwithstanding the foregoing, the Developer agrees that neither it nor any of its members or Affiliates will enter into any business relationship or investment with an officer or executive of the Tribe, or any Tribal member, employee or Affiliate, unless it first fully discloses, in writing to the Tribe, the details of such investment or business relationship and the Tribe provides its prior written consent to the investment or business relationship. By its execution of this Agreement, the Tribe acknowledges that the Developer has fully disclosed the membership interests in Developer, and the Tribe hereby consents to the membership of Developer.

9.18 Statute of Limitations. The Tribe agrees that with respect to any claim or action that it may have against Developer under this Agreement, such claim or action shall be commenced within the later of three (3) years after the claim or action accrues or is discovered upon the exercise of due diligence, or such claim is waived and released by the Tribe and shall be forever barred.

9.19 Tribe Representative. The Tribe shall designate a representative who shall be authorized to transmit all of the Tribe’s directions, consents, approvals, waivers or other acknowledgements under this Agreement on the part of the Tribe and Developer shall be entitled to rely on, and the Tribe agrees to be bound by, any direction, consent, approval, waiver or other acknowledgement given by such representative, unless prior to the time such direction, consent, approval, waiver or other acknowledgement is given, the Tribe gives written notice to Developer that such representative has been changed. The Developer shall not be required to rely on and may refuse to accept directions, consents, approvals, waivers or other acknowledgements from any other individual, even if such individual has apparent or actual authority for the Tribe. The Tribe, and only the Tribe, shall be entitled to change the Tribe’s representative at any time upon five (5) days written notice to Developer, provided that the Tribe must appoint a replacement representative upon such removal of the prior representative or promptly in the event of death or disability of such representative. Developer may ask for, and receive, reasonable evidence of such change or appointment and shall be entitled to rely on such evidence provided to it. The Tribe hereby appoints Carolyn Medeiros as its initial representative under this Agreement. Until the Developer is otherwise notified by the Tribe that Carolyn Medeiros no longer holds the foregoing position, Developer shall be entitled to rely upon the continued authority of Carolyn Medeiros to serve as the Tribe’s representative under this Agreement.

9.20 Confidentiality. Except as required by applicable law or regulatory authorities, any information, plans and specifications or concepts related to the Development of the Project provided by Developer, or provided by the Tribe, or their respective agents and Affiliates pursuant to this Agreement (“Confidential Information”) may not be disclosed publicly or to Persons not a Party to this Agreement in any manner by the receiving Party without the transmitting Party’s prior written approval and will be treated as confidential, provided that information disclosed without the receiving Party’s authority by its shareholders or members shall not be attributable to such Party unless such Party failed to take reasonable steps to make such shareholders or members aware of the confidentiality of the Confidential Information and to admonish such persons against such disclosure. The fact that Developer is assisting the Tribe with a Gaming project in Clark County shall not be deemed Confidential Information. Except as required by applicable law and as set forth below in this Section 9.20, the contents of this Agreement will be treated by the Tribe and the Developer as Confidential Information. The Tribe, the Developer, the Developer’s members, or such members’ Affiliates, as the case may be, may disclose any Confidential Information:

(a) in order to comply with the rules of any relevant stock exchange or the requirement of any lender providing Financing for the Project;

(b) in order to comply with any order or decree of a court or other governmental authority having jurisdiction over the Party making the disclosure, or in connection with a dispute between the Parties over this Agreement, provided the receiving Party shall give the disclosing Party as much advance notice of such disclosure as possible to permit the disclosing Party to use legal process to protect the confidentiality of the Confidential Information;

(c) on a “need to know” basis to Persons within or outside such Party, such as its attorneys, accountants and financial advisors; potential Financing sources; candidates for the Architect, General Contractor and other Professionals hereunder; and other Consultants; provided (i) such recipients are made aware of and agree to be bound by the provisions of this Section, and (ii) financial information relating to the Tribe and revenues projections for the Project shall not in any event be disclosed under this Section 9.21(c) unless the Tribe shall have given prior written approval of same;

(d) after such information has become publicly available without breach of this Agreement;

(e) if the information disclosed is a description of Developer’s services to the Tribe, in advertisements in financial and other newspapers and journals, which advertisements shall have been approved by the Tribe in advance; or

(f) if the information is disclosed to the Tribe’s members or to the members of the Mohegan Tribe provided the Tribe or the Mohegan Tribe, as applicable, takes reasonable steps to make such members aware of the confidentiality of the Confidential Information and to admonish such Persons against such disclosure.

9.21 Affiliate Contracts. No contracts for the supply of goods or services to the Project shall be entered into with the Developer, its Affiliates or its members, managers, officers or directors except as the Development Board may from time to time otherwise agree in writing.

9.22 Force Majeure. Developer and the Tribe shall be excused for delays to the extent the same result from a Force Majeure Event. For purposes of this Section, “Force Majeure Event” means an event that causes a delay in performance hereunder or affects any other term of this Agreement, due to (a) acts of God, (b) fire, (c) storms, hurricanes, tornadoes or other severe weather, (d) riot, (e) acts of the public enemy, (f) accident in shipping or transportation, (g) strikes, lockouts or other labor disputes, (h) failure by governmental authorities without justifiable cause to process permit applications or requests, upon due application therefor, within the time-frame pursuant to which such governmental authorities customarily process such applications or requests, but excluding delay to the extent caused by the Party claiming to be affected thereby in requesting such permit, (i) the adoption or enactment of any law, statute, ordinance or regulation not in effect as of the Effective Date or adoption of any interpretation of any law, statute, ordinance or regulation not in effect as of the Effective Date (including by way of judicial decision) or any change in any law, statute, ordinance or regulation after the Effective Date or any change in interpretation of any law, statute, ordinance or regulation after the Effective Date (including by way of judicial decision) or (j) any other event that is beyond the reasonable control of the Party affected thereby. Developer and the Tribe shall in good faith extend any construction schedule, Opening Date or any other applicable deadline for a reasonable period of time to take into account delay caused by any Force Majeure Event. Notwithstanding the foregoing, the expiration date for the Property to be taken into Trust set forth in Section 8.1(a) shall not be extended due to any Force Majeure Event described in clause (h) or (i) of this Section 9.22.

9.23 Survival. The provisions of Article 8, Sections 5.5(b), 9.5, 9.6, 9.20 and this Section of this Agreement shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

COWLITZ INDIAN TRIBE

By:	/s/ William B. Iyall
Name:	William B. Iyall
Title:	Tribal Council Chair

SALISHAN-MOHEGAN, LLC

By:	/s/ Mark F. Brown
Name:	Mark F. Brown
Title:	Manager